INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement No. 133-193028 of Premier Alliance Group, Inc. on Post-Effective Amendment No. 1 to Form S-1 of our report dated March 28, 2014 with respect to our audits of the consolidated financial statements of Premier Alliance Group, Inc. (and subsidiaries) as of and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
May 12, 2014